Exhibit 99.1

CLAYTON WILLIAMS ENERGY, INC.

FOR IMMEDIATE RELEASE

Tuesday, January 17, 2012

CLAYTON WILLIAMS ENERGY, INC. ANNOUNCES SPECIAL MEETING OF LIMITED PARTNERS OF SOUTHWEST ROYALTIES PARTNERSHIPS

Midland, Texas, January 17, 2012 (BUSINESS WIRE) - Clayton Williams Energy, Inc. (“CWEI”) (NASDAQ—CWEI) today announced that its wholly owned subsidiary, Southwest Royalties, Inc. (“SWR”), has called special meetings of limited partners of each of the 24 limited partnerships for which SWR serves as the general partner (the “SWR Partnerships”) at 10:00 a.m., local time, on March 7, 2012.  At the special meetings, limited partners of each of the SWR Partnerships will be asked to approve, among other things, agreements and plans of merger dated as of October 28, 2011, pursuant to which each SWR Partnership will merge into SWR, with SWR being the surviving entity in the merger.  Upon consummation of the mergers, the limited partner interests in each of the SWR Partnerships, other than those held by SWR, will be converted into the right to receive cash.  SWR will not receive any cash payment for its partnership interests in the partnership. However, as a result of the mergers, SWR will acquire 100% of the assets and liabilities of the SWR partnerships.  SWR has set the close of business on January 12, 2012 as the record date for the limited partners who are entitled to notice of, and to vote at, the special meetings or any adjournments or postponements of the special meetings.

Each of the mergers is subject to customary closing conditions, including approval by the limited partners of each of the SWR Partnerships.  The merger consideration will be 100% cash, and is expected to be approximately $40.2 million in the aggregate for all 24 SWR Partnerships.

Important information concerning the proposed mergers is contained in proxy statements for each of the SWR Partnerships.  These proxy statements are first being mailed to the limited partners of the SWR Partnerships on or about January 18, 2012.  Limited partners are urged to read the applicable proxy statement, any related supplements and amendments, and all other related materials carefully, because they contain (and will contain) important information concerning the proposed mergers.

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Substantially all of the SWR Partnerships’ properties are located in the Permian Basin of West Texas and Southeastern New Mexico where over 70% of CWEI’s oil and gas reserves are concentrated.  CWEI expects to obtain the funds to finance the aggregate merger consideration by conveying a volumetric production payment (“VPP”) on certain properties acquired in the proposed mergers to a third party.  The final terms of the VPP will not be determined until immediately prior to the closing of the mergers. The closing of the mergers is not conditioned on receiving proceeds from the VPP or any other financing condition.

Clayton Williams Energy, Inc. is an independent energy company located in Midland, Texas.

Communications in this press release do not constitute an offer to buy any securities or a solicitation of any vote or approval.  SWR, in its capacity as general partner of the six SWR Partnerships subject to the reporting requirements of the Securities and Exchange Commission (the “Public Partnerships”), filed Definitive Proxy Statements and Schedule 13E-3s for the Public Partnerships with the SEC on January 17, 2012.  CWEI, SWR or the Public Partnerships may also file other documents concerning the proposed mergers.  WE URGE LIMITED PARTNERS OF THE PUBLIC PARTNERSHIPS TO READ THE APPLICABLE DEFINITIVE PROXY STATEMENT AND SCHEDULE 13E-3, ANY RELATED SUPPLEMENTS AND AMENDMENTS, AND ALL OTHER RELATED MATERIALS CAREFULLY BECAUSE THEY CONTAIN (AND WILL CONTAIN) IMPORTANT INFORMATION ABOUT THE PUBLIC PARTNERSHIPS AND THE PROPOSED MERGERS.  Limited partners of the Public Partnerships may obtain free copies of the applicable Definitive Proxy Statement and Schedule 13E-3 (and any other related materials when they become available) as well as other filed documents containing information about the Public Partnerships at http://www.sec.gov, the SEC’s free internet site.  Free copies of the Public Partnerships’ SEC filings, including the applicable Definitive Proxy Statement and Schedule 13E-3, are also available by contacting SWR at 432-682-6324.

CWEI, SWR and their respective executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from the limited partners of the Public Partnerships in connection with the proposed mergers.  Information regarding the officers and directors of CWEI and SWR is included in the Definitive Proxy Statements for the Public Partnerships filed with the SEC on January 17, 2012.  The Definitive Proxy Statements for the Public Partnerships also contain a description of the parties to the proposed mergers and their direct or indirect interests in the Public Partnerships.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical or current facts, that address activities, events, outcomes and other matters that we plan, expect, intend, assume, believe, budget, predict, forecast, project, estimate or anticipate (and other similar expressions) will, should or may occur in the future are forward-looking statements.  These forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events.  The Company cautions that its future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures and other forward-looking statements are subject to all of the risks and uncertainties, many of which are beyond our control, incident to the exploration for and development, production and marketing of oil and gas.

These risks include, but are not limited to, the possibility of unsuccessful exploration and development drilling activities, our ability to replace and sustain production, commodity price volatility, domestic and worldwide economic conditions, the availability of capital on economic terms to fund our capital expenditures and acquisitions, our level of indebtedness, the impact of the current economic recession on our business operations, financial condition and ability to raise capital, declines in the value of our oil and gas properties resulting in a decrease in our borrowing base under our credit facility and impairments, the ability of financial counterparties to perform or fulfill their obligations under existing agreements, the uncertainty inherent in estimating proved oil and gas reserves and in projecting future rates of production and timing of development expenditures, drilling and other operating risks, lack of availability of goods and services, regulatory and environmental risks associated with drilling and production activities, the adverse effects of changes in applicable tax, environmental and other regulatory legislation, and other risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:

Patti Hollums	Michael L. Pollard
Director of Investor Relations	Chief Financial Officer
(432) 688-3419	(432) 688-3029
e-mail: cwei@claytonwilliams.com
website: www.claytonwilliams.com